Exhibit 10.7

SEVENTH AMENDMENT TO

CREDIT AGREEMENT AND RELEASE

This SEVENTH AMENDMENT TO CREDIT AGREEMENT AND RELEASE (this “Seventh Amendment”) dated as of July 27, 2016 is among GREEN PLAINS GRAIN COMPANY LLC, a Delaware limited liability company (including in its capacity as successor by merger to Green Plains Essex  Inc., an Iowa corporation, the “Borrower”),  the Lenders party to the Credit Agreement (as defined below) and BNP PARIBAS, as Administrative Agent and acknowledged by Green Plains Grain Company TN LLC, a Delaware limited liability company (“TN”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Borrower, TN,  the Lenders (before giving effect to this Seventh Amendment),  Sole Bookrunner, the Syndication Agent, the Administrative Agent, the Collateral Agent, the Swing Line Lender and the Issuing Lender are parties to a Credit Agreement dated as of October 28, 2011 (as amended, supplemented or otherwise modified from time to time prior to the Effective Date (as defined in Section 3 below), the “Existing Credit Agreement” and, as amended by this Seventh Amendment and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the New Lenders (as defined in Section 2 below) desire to become Lenders and to be bound by, and entitled to the benefits of, the provisions applicable to Lenders in the Credit Agreement and the other Loan Documents;

WHEREAS, the Increasing Lenders (as defined in Section 2 below) desire to increase their Commitments as set forth herein; and

WHEREAS, the Borrower has requested certain amendments to the Existing Credit Agreement, and the parties hereto have agreed to amend the Existing Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.   Amendments.

Upon the occurrence of the Effective Date (as defined in Section 3 below), the Existing Credit Agreement is hereby amended as follows:

(a)       Notwithstanding anything to the contrary contained in the Credit Agreement, from and after the Effective Date (as defined in Section 3 below), all references to the “Borrower” or the “Borrowers” set forth in the Credit Agreement shall be deemed to mean and refer only to Green Plains Grain Company LLC,  a Delaware limited liability company.

(b)       Section 1.1 is amended by inserting the following definitions in their proper alphabetical places:

“Aggregate Net Unrealized Forward Loss”: as of any date, assuming that each of the Forward Contracts was terminated or liquidated on that date, to the extent it results in a positive amount, the difference of (a) the absolute value of the aggregate Marked-to-Market Value of all Forward Contracts of the Borrower with a negative value, net of margin for those Forward Contracts consisting of cash and Cash Equivalents posted by the Borrower with any Forward Contract counterparties thereof and less any amounts available to be drawn by such counterparty under any Letter of Credit minus (b) the aggregate Marked-to-Market Value of all Forward Contracts of the Borrower with a positive value, net of (i) margin consisting of cash and Cash Equivalents held by the Borrower from any Forward Contract counterparties thereof and (ii) any claim of offset or other counterclaim known to the Borrower to exist or have been asserted in respect of those Forward Contracts by any Forward Contract counterparties of such Forward Contracts.

“Aggregate Plant Entity Cap”: $62,000,000.

“AML Laws”: means all laws, rules, and regulations of any jurisdiction applicable to any Agent, any Lender, the Borrower or the Borrower’s Subsidiaries from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws”: means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or the Borrower’s Subsidiaries from time to time concerning or relating to bribery or corruption.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution”: means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

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“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce, (b) the United Nations Security Council, (c) the European Union or any of its member states, (d) Her Majesty’s Treasury, (e) Switzerland, or (f) any other relevant authority.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government (currently, Cuba, Iran, Burma, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland or any other relevant authority, (b) any Person located, organized or resident in, or any Governmental Authority or governmental instrumentality of, a Sanctioned Country or (c) any Person 25% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) above.

“Utilization” means, at any time, the percentage determined by dividing the aggregate principal amount of Extensions of Credit then outstanding by the Total Commitment.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(c)       Section 1.1 is further amended as follows:

(i)        The definition of “Agent Fee Letter” is amended and restated as follows:

““Agent Fee Letter”:  the fee letter dated June 30, 2016 (as amended, supplemented or otherwise modified from time to time) among the Administrative Agent, the Lead Arranger, and the Borrower.”

(ii)       The definition of “Applicable Commitment Fee Rate”  is amended and restated in its entirety as follows:

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““Applicable Commitment Fee Rate”:  at all times when Utilization is (a) less than or equal to 60%, a rate equal to 0.50% per annum and (b) greater than 60%, a rate equal to 0.375% per annum (calculated daily).”

(iii)      The definition of “Applicable Margin”  is amended and restated in its entirety as follows:

““Applicable Margin”: on any date with respect to each Type of Loan, the applicable rate per annum set forth below:

Type	Revolving/Seasonal Line Loan Margin
Base Rate Loans	2.00%
LIBO Rate Loans	3.00%.”

(iv)       The definition of “Approved Repurchase Contract Counterparty”  is amended and restated in its entirety as follows:

““Approved Repurchase Contract Counterparty”:  any Lender or any Affiliate of a Lender or any counterparty set forth on Schedule 1.0F that is party to a Commodity Contract for the repurchase of Grain Inventory and with respect to such Commodity Contracts.”

(v)        The definition of “Borrowing Base”  is amended and restated in its entirety as follows:

““Borrowing Base”: at any time, the sum of:

(i)        100% of Eligible Cash Collateral, less unpaid checks, overdrafts, or other unpaid amounts related thereto for which any Person has a prior unpaid claim; plus

(ii)       100% of Eligible Net Liquidation Value in Lender Brokerage Accounts; plus

(iii)      90% of Eligible Net Liquidation Value in Third Party Brokerage Accounts; plus

(iv)       85% of Eligible Accounts Receivable; plus

(v)        90% Eligible Accounts Receivable that are backed by a letter of credit in a form and from an issuing bank, in each case, as approved by the Administrative Agent in its Permitted Discretion; plus

(vi)       90% of Eligible Grain Inventory evidenced by warehouse receipts in form and substance acceptable to the Administrative Agent, in its sole discretion; plus

(vii)      85% of Eligible Grain Inventory not evidenced by warehouse receipts; plus

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(viii)     75% of Eligible Non-Grain Inventory, subject to permitted product approval by the Administrative Agent; plus

(ix)       85% of Eligible Affiliate Accounts Receivable; plus

(x)        85% of Eligible Grain Inventory In Transit; plus

(xi)       75% of Eligible Net Unrealized Gain on Forward Contracts; minus

(xii)      100% of the amount of all Indebtedness secured by Permitted Liens to the extent encumbering assets otherwise included in the Borrowing Base; minus

(xiii)     100% of all prepayments from Borrower’s customers; minus

(xiv)     100% of the amount of any Obligations owed to a Swap Party under a Swap Contract with a Borrower which Obligations are secured pursuant to the Security Agreement; minus

(xv)       100% of Aggregate Net Unrealized Forward Loss.

The value of the Borrowing Base at any time shall be the value of such Borrowing Base as of the date of the most recently delivered Borrowing Base Report, provided, that for purposes of Section 6.2(e), the value as of the date of the requested Extension of Credit shall be used.  In no event shall (a) any amounts described in categories (i) through (xi) above which may fall into more than one of such categories be counted more than once when making the calculation under this definition, (b) any Commodity Contracts be included in any category in the Borrowing Base other than Eligible Net Unrealized Gain on Forward Contracts, (c) the aggregate amount of Eligible Net Unrealized Gain on Forward Contracts, after giving effect to the applicable advance rate, exceed an amount equal to twenty-five percent (25%) of the Borrowing Base at such time, (d) the aggregate amount of Eligible Grain Inventory In Transit, after giving effect to the applicable advance rate, exceed an amount equal to ten percent (10%) of the Borrowing Base at such time, (e) the aggregate amount of Eligible Affiliate Accounts Receivable and Eligible Net Unrealized Gain on Forward Contracts in categories (ix) and (xi), after giving effect to the applicable advance rate, exceed $62,000,000 for all Affiliate counterparty exposure, and (f) the aggregate amount with respect to any counterparty included in categories (iv),  (v),  (ix) and (xi) exceed the applicable Counterparty Limit (such Counterparty Limits to be location specific in respect of clause (ix), in accordance with clause (i) of the proviso in the definition of Eligible Affiliate Account Receivable).

Without duplication of any adjustment already made in calculating the Borrowing Base:

(A)       any category of the Borrowing Base shall be calculated taking into account any elimination and reduction related to any potential offset to such asset category;

(B)       without duplication, the calculation of the value of the assets that are attributable to a single counterparty shall be netted against any contra, offset, counterclaim or obligations of the Borrower with such counterparty including, without limitation, amounts payable and unrealized marked-to-market forward loss owing by the

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Borrower to such counterparty (for purposes of this clause (B), any reference to a counterparty shall include all Subsidiaries and Affiliates of such counterparty to the extent that such Subsidiaries and Affiliates are party to a Netting Agreement with the Borrower); and

(C)       if any of the information specified in the definition of “Borrowing Base Report” in this Section 1.1 is not delivered to the Administrative Agent when due in accordance with the terms hereof and such failure shall remain unremedied for a period of five (5) Business Days, the property of the Borrower related to such undelivered information shall be excluded from the calculation of the Borrowing Base until the date on which the Administrative Agent has received a Borrowing Base Report containing the undelivered information, but the provisions of this clause (C) shall not constitute a waiver of any Default of Event of Default hereunder.

Notwithstanding anything contained in the Credit Agreement to the contrary, at any time during the period between required deliveries of Borrowing Base Reports, Borrower may deliver an Interim Borrowing Base Report to Administrative Agent, and, subject to Administrative Agent’s sole discretion, the Borrowing Base as calculated therein shall for all purposes be the Borrowing Base, and the Interim Borrowing Base Report shall for all purposes constitute the then applicable Borrowing Base Report until the next scheduled Borrowing Base Report or Interim Borrowing Base Report shall be delivered, provided, that an Interim Borrowing Base Report shall be delivered no later than noon (NYC time) at least two Business Days prior to the date on which the Borrower delivers a Notice of Borrowing, Credit Request for Issuance of Credit, Credit Request for Amendment of Credit or any other request for an Extension of Credit, as applicable, in respect of  which the new Borrowing Base is necessary to support such requested Extension of Credit.”

(vi)       Clause (c) of the definition of “Borrowing Base Report”  is amended and restated in its entirety as follows:

“(c)       for Eligible Grain Inventory and Eligible Non-Grain Inventory, a schedule of (A) warehouse receipts, (B) Inventory locations, (C) market value and Inventory quantities by location and type of product, and (D) Inventory in transit;”

(vii)       The definition of “Defaulting Lender” is hereby amended by adding the following clause (iii) immediately following clause (e)(ii) thereof and immediately before the word “provided”:

“or (iii) become the subject of a Bail-In Action;”

(viii)       Clause (e) of the definition of “Eligible Account Receivable” is amended and restated in its entirety as follows:

“(e)       such Account Receivable shall have excluded (i) any excise, sales or similar taxes payable in connection therewith by the Borrower, and (ii) any portion thereof that is the subject of any dispute, offset, counterclaim, reduction, discount, allowance, rebate, credit, adjustment or other claim or defense on the part of the Account Debtor or to any claim on the part of the Account Debtor denying payment liability under such Account Receivable (including,

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without limitation, offsets relating to the amount of all liabilities and obligations of the Borrower to the Account Debtor), provided that, for the avoidance of doubt, any unrealized marked-to-market forward loss owing by the Borrower to such Account Debtor shall not be excluded pursuant to this paragraph (e);”

(ix)       The definition of “Federal Funds Effective Rate”  is amended and restated in its entirety as follows:

““Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rates are not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.”

(x)       The definition of “Guaranty Limit”  is amended and restated in its entirety as follows:

““Guaranty Limit”: with respect to each Plant Entity, $10,000,000.”

(xi)       The definition of “Plant Entities” is amended and restated in its entirety as follows:

““Plant Entities”: each of the entities set forth below the caption “Plant Entities” on Schedule 1.0H hereto and as added from time to time by the Administrative Agent in accordance with Section 11.1(c).”

(xii)       The definition of “Termination Date”  is amended and restated in its entirety as follows:

““Termination Date”:  July 27, 2019 or, if such date shall not be a Business Day, the immediately preceding Business Day.”

(d)       New Section 5.26 is inserted after Section 5.25 as follows:

“5.26 AML Laws; Anti-Corruption Laws and Sanctions.

The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.  None of (a) the Borrower, any Subsidiary or any of their respective owners, members, partners, directors or officers, or, to the knowledge of the Borrower, any of its employees or Affiliates, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary or other Affiliate that will act in any capacity in connection with or benefit from the credit facility established hereby,  (i) is a Sanctioned Person, or (ii) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions.     No Loan or Credit, use of proceeds or other transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-

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Corruption Laws or applicable Sanctions by any person participating in the transactions contemplated by this Agreement, whether as lender, borrower, guarantor, agent, or otherwise.    The Borrower represents that neither it nor any of its Subsidiaries, nor its parent company or, to the knowledge of the Borrower, any other Affiliate has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.”

(e)       Section 7.5 is amended by inserting before “Preserve”, the following: “(a)”, and inserting the following new clause (b) at the end thereof:

“ (b) The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.”

(f)       Section 7 is further amended by adding new Section 7.18 at the end thereof as follows:

“7.18       Maximum Green Plains Grain Company TN LLC Asset Value.

Cause Green Plains Grain Company TN LLC, a Delaware limited liability company, at all times, to maintain assets with an aggregate value (as reasonably determined by the Administrative Agent) of less than $1,000,000.”

(g)       Section 8.1(d) is amended and restated in its entirety as follows:

“(d)       Subordinated Debt owing to the Parent in an aggregate principal amount outstanding at any time not to exceed $25,000,000;”

(h)       Section 8.5(c) is amended and restated in its entirety as follows:

“(c)       the Conveyance of any property, business or assets not described in Section 8.5(a) or Section 8.5(b) to any Person, other than Green Plains Grain Company TN LLC, a Delaware limited liability company; provided, that the aggregate book value of all such property, business or assets so Conveyed in any Fiscal Year shall not exceed $5,000,000; provided,  further, that any such Conveyance shall not be permitted if a Default or Event of Default shall have occurred and be continuing or would exist after giving effect to such Conveyance;”

(i)       Section 8.7(d) is amended and restated in its entirety as follows:

“(d)       Investments by any of the Borrower’s Subsidiaries in the Borrower or any Subsidiary, other than Green Plains Grain Company TN LLC, a Delaware limited liability company;”

(j)       Section 8.17 is amended and restated in its entirety as follows:

“8.17   Financial Covenants.

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(a)       Minimum Tangible Net Worth.  Permit the sum of (i) the combined Tangible Net Worth of the Borrower plus (ii) Long-Term Indebtedness consisting of Subordinated Debt owing to the Parent, calculated as of the last day of any fiscal quarter of the Borrower to be less than 21% of the sum of the then current Total Commitment plus the aggregate Seasonal Line Commitments;

(b)       Leverage Ratio.  Permit the Leverage Ratio to be greater than 6.0 to 1.0 as of the last day of any fiscal quarter of the Borrower;

(c)       Working Capital.  Permit the Working Capital of the Borrower calculated as of the last day of any fiscal quarter of the Borrower to be less than the sum of $18,000,000 plus to the extent positive, 50% of the Net Income for the most recently ended Fiscal Year;

(d)       Consolidated Net Position.  Permit the Consolidated Net Position, at any time, for (i) any type of Grain Inventory (other than corn and milo) individually to exceed at any time 100,000 bushels, (ii) Grain Inventory consisting of corn and milo (combined) to exceed at any time 200,000 bushels or (iii) all Grain Inventory in the aggregate to exceed at any time 300,000 bushels;

(e)       Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio for any consecutive four (4) fiscal quarter period to be less than 1.25 to 1.0 as of the last day of any fiscal quarter of the Borrower,  provided that the Fixed Charge Coverage Ratio shall only be tested when the difference of Long-Term Indebtedness minus Subordinated Debt owing to the Parent is greater than $10,000,000, calculated based upon the most recent financial statements of the Borrower required to be delivered under Section 7.1(a); and

(f)       Maximum Long Term Capitalization.  Permit, as at the last day of any fiscal quarter of the Borrower, the ratio of Long-Term Indebtedness (excluding Indebtedness under this Agreement) to Long-Term Indebtedness plus Tangible Net Worth to be greater than 0.40 to 1.0,  provided that Maximum Long Term Capitalization shall only be tested when the difference of Long-Term Indebtedness minus Subordinated Debt owing to the Parent is greater than $10,000,000, calculated based upon the most recent financial statements of the Borrower required to be delivered under Section 7.1(a).”

(k)       Section 8.19 is amended and restated in its entirety as follows:

“8.19   Maximum Capital Expenditures.

Make, incur or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditures in excess of $8,000,000 in the aggregate during any Fiscal Year, plus, for each such Fiscal Year, the amount of cash equity Investments made by Parent in Borrower during such Fiscal Year (which cash equity Investments shall be designated for use by the Borrower only for Capital Expenditures); provided that the Capital Expenditure availability under this Section 8.19 for any Fiscal Year (excluding any “carry forward” availability from the prior Fiscal Year) that is not used by the Borrower or its Subsidiaries in such Fiscal Year may be “carried forward” to the next Fiscal Year, such “carry forward” availability to be used prior to utilization of the base Capital Expenditure availability in such next Fiscal Year, provided that the

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aggregate amount of all “carried forward” availability shall not be greater than $8,000,000 at any time.”

(l)       New Section 8.22 is inserted after Section 8.21 as follows:

“8.22 AML Laws.

Request any Loan or Credit, and not use, and not permit any of its Subsidiaries and its or their respective directors, officers, employees, Affiliates and agents to use, directly or indirectly, the proceeds of any Loan or Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (C)  in any manner that would result in the violation of  any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor lender, investor or otherwise).”

(m)       Section 11.1(c)(ii) is amended and restated in its entirety as follows:

“(ii) Schedule 1.0D,  Schedule l.0F,  Schedule 1.0G and Schedule 1.0H may be amended or modified with the written consent of the Administrative Agent, the Required Lenders, and the Borrower, provided, that Schedule 1.0H may be amended or modified with the written consent of the Administrative Agent and the Borrower (A) with respect to Plant Entities, (1) to add new Plant Entities (and corresponding information across from each new Plant Entity’s name on the table set forth on Schedule 1.0H), so long as each new Plant Entity’s Counterparty Limit is not greater than 20% of the Aggregate Plant Entity Cap and (2) to reduce the Counterparty Limit of any Plant Entity, and (B) with respect to non-Plant Entities, so long as no such amendment or modification pertains to a Counterparty Limit, or an Approved Commodity Contract Counterparty with a Counterparty Limit, in each case greater than $7,000,000,”

(n)       The third parenthetical in Section 11.6(c)(y) is amended and restated in its entirety as follows:

“(and, in the case of an assignment to a Person that is not already a Lender or an Affiliate of a Lender, so long as no Default or Event of Default has occurred and is continuing, the Borrower)”

(o)       Section 11.15 is amended and restated in its entirety as follows:

“11.15 Patriot Act.

Each of the Agents and the Lenders hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the terms of the Patriot Act.”

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(p)       Section 11 is further amended by adding new Section 11.18 at the end thereof as follows:

“11.18   Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties thereto, each of the Borrower and the Secured Parties acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)       the effects of any Bail-in Action on any such liability, including, if applicable:

(i)        a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.”

(q)       Exhibits A and A-1 are amended and restated in their entirety as set forth on Annexes A and B hereto, respectively.

(r)       Exhibit B is amended and restated in its entirety as set forth on Annex C hereto.

(s)       Schedule 1.0B is amended and restated in its entirety as set forth on Annex D hereto.

(t)       Schedule 1.0H is amended and restated in its entirety as set forth on Annex E hereto.

SECTION 2.   Departing,  Increasing and New Lender Provisions.

(a)       (i)        On the Effective Date (immediately prior to giving effect to this Seventh Amendment (and for the avoidance of doubt, each of the parties hereto acknowledges that the Departing Lender (as defined below) shall not be deemed to have consented to any of the amendments to the Existing Credit Agreement set forth in Section 1 hereof and none of such

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amendments shall be effective until the requirements of this Section 2(a) have been satisfied)), the Borrower shall repay in full all outstanding Loans and other Obligations (including, without limitation, any amounts payable under Section 4.15 of the Credit Agreement in connection with such repayment) owing to Farm Credit Bank of Texas (the “Departing Lender”) and upon such repayment, the Departing Lender shall cease to be a Lender, the Departing Lender’s Commitment shall terminate and the Departing Lender’s rights and obligations under the Loan Documents (and the rights under any Repurchase Intercreditor Agreement and any Swap Intercreditor Agreement) shall terminate except for any such rights under Sections 4.13, 4.14 and 11.5 of the Credit Agreement and any other rights that expressly survive such termination.

(ii)        All payments made under clause (i) above shall be retained solely by the Departing Lender and shall not be subject to the pro rata sharing provisions set forth in the Loan Documents.

(b)       The undersigned Lenders parties to the Existing Credit Agreement whose Commitments are increased under this Seventh Amendment (the “Increasing Lenders”) and the undersigned Persons which are not parties to the Existing Credit Agreement (the “New Lenders”), have agreed to increase their (or make their) Commitments (as applicable) as governed by the Credit Agreement on the terms and subject to the conditions set forth therein and in this Seventh Amendment.    Effective upon the Effective Date (as defined in Section 3 below), the Commitments for each Increasing Lender, each Non Increasing Lender (as defined below) and each New Lender shall be as set forth in Schedule 1.0B to the Credit Agreement.  Each of the Increasing Lenders, New Lenders and Non Increasing Lenders hereby agrees as follows:

(i)        Each Increasing Lender shall pay to the Administrative Agent on the Effective Date, in immediately available funds, an amount equal to the amount, if any, by which such Increasing Lender’s Commitment Percentage (determined after giving effect to the adjustment of the Commitments pursuant to this Seventh Amendment, including the increase of such Increasing Lender’s Commitment and the termination of the Departing Lender’s Commitments) of the aggregate principal amount of the Revolving Loans and funded participation interests in Reimbursement Obligations and Swing Line Loans to be outstanding immediately upon the Effective Date exceeds the aggregate principal amount of Revolving Loans and funded participation interests in Reimbursement Obligations and Swing Line Loans owing to such Increasing Lender immediately prior to the Effective Date.  Such amount paid by any such Increasing Lender shall be deemed the purchase price for the acquisition by such Increasing Lender of such additional amount of Revolving Loans and funded participation interests in Reimbursement Obligations and Swing Line Loans from Lenders  (other than the Departing Lender) whose Commitments are not increased under this Seventh Amendment (“Non Increasing Lenders”) and, if applicable, other Lenders (other than the Departing Lender).  The Administrative Agent shall distribute such amounts as received from the Increasing Lenders as may be necessary so that the Revolving Loans and funded participation interests in Reimbursement Obligations and Swing Line Loans are held by the Increasing Lenders, New Lenders and Non Increasing Lenders in accordance with their respective Commitment Percentages (determined after giving effect to the adjustment of Commitment Percentages pursuant to this Seventh Amendment).

(ii)       Each New Lender shall pay to the Administrative Agent on the Effective Date, in immediately available funds, an amount equal to the amount of such New

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Lender’s Commitment Percentage (determined after giving effect to the adjustment of the Commitments pursuant to this Seventh Amendment including the termination of the Departing Lender’s Commitments) of the aggregate principal amount of the Revolving Loans and funded participation interests in Reimbursement Obligations and Swing Line Loans to be outstanding immediately upon the Effective Date.  Such amount paid by any such New Lender shall be deemed the purchase price for the acquisition by such New Lender of such amount of Revolving Loans and funded participation interests in Reimbursement Obligations and Swing Line Loans from Non Increasing Lenders and, if applicable, other Lenders (other than the Departing Lender)  upon the effectiveness of this Seventh Amendment.  The Administrative Agent shall distribute such amounts as received from the New Lenders as may be necessary so that the Revolving Loans and funded participation interests in Reimbursement Obligations and Swing Line Loans are held by the Increasing Lenders, New Lenders and Non Increasing Lenders in accordance with their respective Commitment Percentages (determined after giving effect to the adjustment of Commitment Percentages pursuant to this Seventh Amendment).

(iii)      Each Increasing Lender and Non Increasing Lender which receives a payment in connection with clause (i) or (ii) above (each, a “Selling Lender”) shall be deemed to have sold and assigned, without recourse to such Selling Lender, to the applicable Increasing Lenders and/or New Lenders (each, a “Purchasing Lender”), and such Purchasing Lenders shall be deemed to have purchased and assumed without recourse to the Selling Lenders, Revolving Loans and funded participation interests in Reimbursement Obligations and Swing Line Loans in amounts such that after giving effect thereto each Lender (other than the Departing Lender)  shall hold Revolving Loans and funded participation interests in Reimbursement Obligations and Swing Line Loans in accordance with their respective Commitment Percentages (determined after giving effect to the adjustment of Commitment Percentages pursuant to this Seventh Amendment).

(c)       (i)        Each New Lender hereby agrees to make Revolving Loans to the Borrower and participate in Credits and Swing Line Loans for the account of, the Borrower, from time to time until the Termination Date in an aggregate principal amount at any one time outstanding not to exceed its Commitment (as set forth on Schedule 1.0B to the Credit Agreement).  From and after the Effective Date, each New Lender shall be a party to the Credit Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Lender under the Credit Agreement and under the other Loan Documents and shall be bound by the provisions thereof.

(ii)       Each New Lender shall hold an undivided interest in and to (A) all the rights and obligations of a Lender under the Credit Agreement in connection with its new Commitment in the principal amount set forth on Schedule 1.0B to the Credit Agreement and (B) all rights and obligations of a Lender in connection therewith under the other Loan Documents.

(d)       (i)        Each New Lender acknowledges and agrees that no Lender party to the Existing Credit Agreement  (A) has made any representation or warranty or shall have any responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Documents or any other instrument or document furnished pursuant thereto or in connection therewith or (B) has made any representation or warranty or has any responsibility with respect to the financial

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condition of the Borrower or any other obligor or the performance or observance by the Borrower or any obligor of any of their respective obligations under the Credit Agreement or any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto.

(ii)        Each New Lender (A) represents and warrants that it is legally authorized to enter into this Seventh Amendment, (B) confirms that it has received a copy of the Existing Credit Agreement, together with copies of the financial statements delivered pursuant to Section 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Seventh Amendment, (C) agrees that it will, independently and without reliance upon the other Lenders or the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto or in connection herewith or therewith, (D) appoints and authorizes the Administrative Agent and Collateral Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent and Collateral Agent by the terms thereof, together with such powers as are incidental thereto,  (E) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to subsection 4.14(f) of the Credit Agreement and (F) agrees that it will be bound by the provisions of each Repurchase Intercreditor Agreement, each Swap Intercreditor Agreement and, if the Intercreditor Agreement required pursuant to Section 8.2(j) of the Credit Agreement has been executed and delivered by the holder of Indebtedness permitted under Section 8.1(g) of the Credit Agreement to the Collateral Agent, such Intercreditor Agreement.

SECTION 3.   Effectiveness of Amendment.

This Seventh Amendment shall become effective on the date (the “Effective Date”) on which:

(a)       each of the Borrower, the Administrative Agent, the Swing Line Lender, the Issuing Lender and the Lenders (including, without limitation, the New Lenders and the Departing Lender)  shall have duly executed this Seventh Amendment;

(b)       the Administrative Agent shall have received,  for the account of each Lender requesting the same, a Note conforming to the requirements of the Credit Agreement and executed by a duly authorized officer of the Borrower;

(c)       the Borrower shall have paid to the Administrative Agent for the account of each Lender (other than the Departing Lender, but including the New Lenders) a fully earned, non-refundable upfront fee in immediately available funds, in an amount for each Lender equal to such Lender’s Commitment (after giving effect to this Seventh Amendment) multiplied by (i) 0.65% if such Commitment is equal to or greater than $30,000,000 and (ii) 0.40% if such Commitment is less than $30,000,000;

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(d)       the Borrower shall have paid all breakfunding costs (in accordance with Section 4.15 of the Credit Agreement) incurred by each Lender in connection with the operation of Section 2 above;

(e)       the Borrower shall have paid all of the Lead Arranger’s, the Administrative Agent’s and the Lenders’ fees and the Lead Arranger’s and the Administrative Agent’s legal fees invoiced in reasonable detail and all reasonable out-of-pocket costs incurred in connection with this Seventh Amendment and all due diligence in respect hereof; and

(f)       the Borrower shall have delivered to the Administrative Agent such opinions of counsel, authorization and organizational documents, certificates of good standing, and all other documents, reports and information, in each case as the Administrative Agent or the Lenders shall request.

SECTION 4.   Release.

Upon the occurrence of the Effective Date (as defined in Section 3 above), the Administrative Agent and each Lender hereby unconditionally and irrevocably releases TN from all of its obligations under the Existing Credit Agreement and the other Loan Documents, except to the extent of any rights and obligations specifically designated in the Existing Credit Agreement or any other Loan Documents as surviving such release and termination of obligations. The foregoing does not release Green Plains Grain Company LLC, a Delaware limited liability company (as the Borrower or in any other capacity), or any other Loan Party with respect to its obligations under the Credit Agreement or any of the other Loan Documents.  The Collateral Agent is hereby authorized to release any and all Liens granted by TN and to file any necessary UCC termination statements naming TN as the Debtor.

SECTION 5.   Effect of Amendment; Ratification; Representations; etc.

(a)       On and after the Effective Date, this Seventh Amendment shall be a part of the Credit Agreement, all references to the Credit Agreement in the Credit Agreement and the other Loan Documents shall be deemed to refer to the Existing Credit Agreement as amended by this Seventh Amendment, and the term “this Agreement”, and the words “hereof”,  “herein”,  “hereunder” and words of similar import, as used in the Existing Credit Agreement, shall mean the Credit Agreement as amended hereby.    This Seventh Amendment shall constitute a Loan Document.

(b)       Except as expressly set forth herein, this Seventh Amendment shall not constitute an amendment, waiver or consent with respect to any provision of the Credit Agreement and the Credit Agreement and each of the other Loan Documents is hereby ratified, reaffirmed, approved and confirmed in all respects.

(c)       In order to induce the Administrative Agent and the Lenders to enter into this Seventh Amendment, each Borrower represents and warrants to the Administrative Agent and the Lenders that before and after giving effect to the execution and delivery of this Seventh Amendment:

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(i)        the representations and warranties of such Borrower set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects as if made on and as of the date hereof, except for those representations and warranties that by their terms were made as of a specified date which were true and correct on and as of such date; and

(ii)       no Default or Event of Default has occurred and is continuing.

(d)       Notwithstanding anything to the contrary contained in the Credit Agreement or in any other Loan Document, any Collateral or Loan Document which is or may be released (or terminated) upon termination of all Commitments (among other things) shall not be released until the Seasonal Line Commitments are also terminated and all Seasonal Line Loans shall have been repaid in full.

SECTION 6.   Counterparts.

This Seventh Amendment may be executed by one or more of the parties to this Seventh Amendment on any number of separate counterparts (including by facsimile or email transmission of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same agreement.  A set of the copies of this Seventh Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

SECTION 7.   Severability.

Any provision of this Seventh Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.   GOVERNING LAW.

THIS SEVENTH AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.   WAIVERS OF JURY TRIAL.

EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SEVENTH AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be duly executed as of the day and year first above written.

GREEN PLAINS GRAIN COMPANY
LLC, as the Borrower

By:	Green Plains Inc., its sole member

	By:	/s/ Phil Boggs
Name: Phil Boggs
Title: VP, Finance & Treasurer

ACKNOWLEDGED AND AGREED:

GREEN PLAINS GRAIN COMPANY TN LLC

By:	Green Plains Grain Company LLC,
its sole member

	By:	/s/ Phil Boggs
Name: Phil Boggs
Title: VP, Finance & Treasurer

BNP PARIBAS, as Administrative Agent,
Swing Line Lender, Issuing Lender and a
Lender

By:	/s/ Deborah P. Whittle
Name: Deborah P. Whittle
Title: Director

By:	/s/ Jordan Nenoff
Name: Jordan Nenoff
Title: Director

2

BANK OF THE WEST, as a Lender

By:	/s/ Charles Greenway
Name: Charles Greenway
Title: Vice President

3

RABO AGRIFINANCE, INC., as a
Lender

By:	/s/ Melissa Batteiger
Name: Melissa Batteiger
Title: Assistant Vice President

4

MACQUARIE BANK LIMITED, as a
Lender

By:	/s/ Robert Trevena
Name: Robert Trevena
Title: Division Director

By:	/s/ Fiona Smith
Name: Fiona Smith
Title: Division Director

(Macquarie POA Ref: #938 dated 22
November 2012, signed in Sydney)

5

ING CAPITAL LLC, as a Lender

By:	/s/ Bennett Whitehurst
Name: Bennett Whitehurst
Title: Vice President

By:	/s/ V. Evelin Herrera
Name: V. Evelin Herrera
Title: Vice President

6

INTRUST BANK, N.A., as a New Lender

By:	/s/ Shawn Eidson
Name: Shawn Eidson
Title: Senior Relationship Manager

7

FARM CREDIT BANK OF TEXAS, as
the Departing Lender

By:	/s/ Alan Robinson
Name: Alan Robinson
Title: Director – Capital Markets

8